EXHIBIT 99.1

          Qualstar Reports Fiscal 2007 Third Quarter Results

    SIMI VALLEY, Calif.--(BUSINESS WIRE)--May 15, 2007--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the third quarter of fiscal 2007 ended March 31, 2007.

    Revenues for the quarter were $4.9 million, compared to $5.1 million for the same quarter of the prior year. Loss from operations for the quarter was $931,000 compared to $1,047,000 for the comparable quarter in 2006. Net loss for the quarter totaled $667,000, or $(0.05) per basic and diluted share compared to a net loss of $598,000, or $(0.05) per basic and diluted share, in the third quarter of last year.

    Tape library segment revenues were $4.1 million for the quarter down from $4.3 million for the same quarter of the prior year. The decrease is due to lower revenues from RLS tape libraries incorporating LTO, SAIT and DLT tape technologies and lower service revenues, partially offset by revenues from the Company's new XLS enterprise libraries.

    Power supply segment revenues increased 7.4% or $55,000 to $794,000 for the quarter from $739,000 for the same quarter of the prior year. This increase is due to growth in both sales to OEM contract manufacturers and distributors.

    Gross margin in the quarter was 27.4 percent, compared to 28.6 percent in the year-ago quarter on slightly higher material costs.

    Research and development expenses for the quarter were $846,000, or 17.3 percent of revenues, compared to $841,000 and 16.6 percent of revenues, in the same quarter last year.

    Sales and marketing expenses in the quarter were $659,000, or 13.5 percent of revenues, compared to $763,000, or 15.1 percent of revenues, in the same quarter last year. The decrease in sales and marketing expenses was attributed primarily to lower compensation and related costs.

    General and administrative expenses in the quarter were $764,000, or 15.6 percent of revenues, compared to $889,000, or 17.6 percent of revenues, for the third quarter of fiscal 2006. Decreases in accounting and investor relations expenses primarily account for the difference.

    Cash, cash equivalents and marketable securities were $33.2 million at March 31, 2007, compared with $33.7 million at June 30, 2006. Days sales outstanding (DSOs) were approximately 56 days at March 31, 2007, compared to approximately 50 days at June 30, 2006. Inventory at March 31, 2007 was $6.3 million compared to $7.3 million at June 30, 2006.

    "Our third quarter results were solid and within expectations," said Bill Gervais, president and chief executive officer of Qualstar. "Revenues were driven by our core library business and bolstered by the strength of our XLS product line, which continues to gain traction in the marketplace. During the quarter we shipped five additional XLS units and we are pleased to report that all units in the field are meeting or exceeding our customers' expectations. Our pipeline of potential XLS customers continues to grow and we remain very confident that there is a significant market demand for XLS' modular design that provides new levels of flexibility, intelligence, and scalability to meet current and future data storage requirements."

    Mr. Gervais concluded, "In addition to the momentum generated by XLS, I am very pleased with the performance of our N2Power business. Although we are currently in the process of a product transition to a new 275 watt model, the N2Power business continues to produce steady and consistent results. During the third quarter, N2Power generated
7.4 percent revenue growth compared to the same period last year. This has become an increasingly important part of Qualstar's overall business and we believe N2Power products are positioned to excel in the future due to strong worldwide demand for smaller and more energy efficient power supplies."

    Fiscal 2007 Nine-Month Financial Results

    Qualstar reported revenues of $14.8 million for the first nine months of fiscal 2007, compared with $16.8 million for the first nine months of fiscal 2006. The Company's net loss for the first nine months of fiscal 2007 was $1.7 million or $(0.14) per basic and diluted share, compared with a net loss of $1.0 million, or $(0.08) per basic and diluted share, in the first nine months of fiscal 2006.

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2007 third quarter results on May 15, 2007 at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-366-7449 or 303-262-2141. An audio replay will be available through May 22, 2007, by calling 800-405-2236 or 303-590-3000, and entering passcode 11089823.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include whether the Company's new XLS enterprise-class tape libraries achieve customer acceptance, whether the Company is able to increase sales of its legacy TLS and RLS tape libraries, unexpected shortages of critical components, unexpected product design or quality problems, and adverse changes in market demand for tape libraries or Qualstar's products. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

                         QUALSTAR CORPORATION
            CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (UNAUDITED)

                                      Three Months      Nine Months
                                          Ended            Ended
                                        March 31,        March 31,
                                      2007    2006    2007     2006
                                     ------- ------- -------- --------

 Net Revenues                        $4,884  $5,052  $14,826  $16,843

 Cost of goods sold                   3,546   3,606   10,552   11,571
                                     ------- ------- -------- --------

 Gross profit                         1,338   1,446    4,274    5,272
                                     ------- ------- -------- --------

 Operating expenses:
         Research and Development       846     841    2,352    2,322
         Sales and marketing            659     763    2,310    2,235
         General and administrative     764     889    2,320    2,699
                                     ------- ------- -------- --------
             Total operating
              expenses                2,269   2,493    6,982    7,256
                                     ------- ------- -------- --------

 Loss from operations                  (931) (1,047)  (2,708)  (1,984)

 Investment Income                      312     363    1,064      900
                                     ------- ------- -------- --------

 Loss before income taxes              (619)   (684)  (1,644)  (1,084)

 Provision (credit) for income taxes     48     (86)      48      (86)
                                     ------- ------- -------- --------

 Net loss                             $(667)  $(598) $(1,692)   $(998)
                                     ======= ======= ======== ========

 Loss per share:
         Basic and Diluted           $(0.05) $(0.05)  $(0.14)  $(0.08)
                                     ======= ======= ======== ========

 Shares used to compute loss per
  share:
         Basic and Diluted           12,253  12,253   12,253   12,253
                                     ======= ======= ======== ========


                         QUALSTAR CORPORATION
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (In thousands)

                                                  March 31,  June 30,
                                                    2007       2006
                                                 (Unaudited) (Audited)
                                                 ----------- ---------
                     ASSETS
Current assets:
 Cash and cash equivalents                           $9,750    $6,845
 Marketable securities, short-term                   11,680    14,040
 Receivables, net of allowances of $126 and $118
  at March 31, 2007 and June 30, 2006,
  respectively                                        3,050     2,700
 Inventories, net                                     6,327     7,298
 Prepaid expenses and other current assets              592       511
 Prepaid income taxes                                   119       159
                                                 ----------- ---------

    Total current assets                             31,518    31,553
                                                 ----------- ---------

Property and equipment, net                             654       924
Marketable securities, long-term                     11,779    12,782
Other assets                                            120       140
                                                 ----------- ---------

    Total assets                                    $44,071   $45,399
                                                 =========== =========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                    $1,150      $783
 Accrued payroll and related liabilities                342       466
 Other accrued liabilities                            1,019     1,292
                                                 ----------- ---------

    Total current liabilities                         2,511     2,541
                                                 ----------- ---------

Commitments and contingencies
Shareholders' equity:
 Preferred stock, no par value; 5,000 shares
  authorized; no shares issued                           --        --
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and
   outstanding at March 31, 2007 and June 30,
   2006                                              18,556    18,503
 Accumulated other comprehensive loss                   (54)     (395)
 Retained earnings                                   23,058    24,750
                                                 ----------- ---------
    Total shareholders' equity                       41,560    42,858
                                                 ----------- ---------

    Total liabilities and shareholders' equity      $44,071   $45,399
                                                 =========== =========


    CONTACT: Qualstar Corporation
             Andrew Farina, Vice President & CFO, 805-583-7744 afarina@qualstar.com or
             Financial Relations Board
             Lasse Glassen, General Information, 310-854-8313 lglassen@frbir.com